EX-10.82.01

PURCHASE AGREEMENT
BETWEEN
RANDALL WESTON,
WESTON GROUP, INC.,
AND
EMERITUS CORPORATION

October 21,2010

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”) is entered into as of October 21, 2010, by and between RANDALL WESTON (“Randall Weston”), WESTON GROUP, INC., a Pennsylvania corporation (“Weston Group”), and Emeritus Corporation, a Washington corporation (“Emeritus”) .  Randall Weston and Weston Group are collectively referred to as the ‘‘Weston Parties.’’  The Weston Parties and Emeritus are collectively referred to herein as the ‘‘Parties.’’

R E C I T A L S

A.           The Weston Parties, directly and through subsidiaries, operate nationwide providing rehabilitative care and contract rehabilitation services (collectively the “Rehabilitation Services”) and Medicare certified durable medical equipment supply (“DME Business” and, collectively with Rehabilitation Services, the “Rehabilitation Business”), among other activities.

B.           The Rehabilitation Services are provided, in some circumstances, in facilities owned by Emeritus.

C.           Pursuant to the terms of this Agreement, the Weston Parties will sell to Emeritus and Emeritus will acquire from the Weston Parties the assets associated with the Rehabilitation Business.

D.           Randall Weston is the sole owner of the following entities:    Weston Group, The Weston Group of California, Inc., a California corporation, The Weston Group of South Carolina, Inc., a South Carolina corporation, The Weston Group of Illinois, Inc., an Illinois corporation,  Comprehab Wellness Group, Inc., a Florida corporation, Rehab 2000, Inc., a Florida corporation, The Weston Group of Florida, Inc., a Florida corporation, The Weston Group of Florida I, Inc., a Florida corporation and R.A.W. Crop, a Pennsylvania corporation (collectively, the “Randall Weston Subsidiaries”).

E.           Weston Group is the sole owner of  Mobility Rehabilitation Products LLC, a Maryland limited liability company (the “Weston Group Subsidiaries”).

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

§1.  Definitions.

‘‘Accredited Investor’’ has the meaning set forth in Regulation D promulgated under the Securities Act.

‘‘Acquired Assets’’ means all right, title, and interest in and to all of the assets of the Weston Parties and their Subsidiaries used in the Rehabilitation Business, including all of their (a) Leased Real Property, (b) tangible personal property (such as machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles, trucks, tractors, trailers, tools, jigs, and dies), (c) the Acquired Provider Numbers, (d)  Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against past, present, and future infringements thereof, and rights to protection of past, present, and future interests therein under the laws of all jurisdictions, (e) leases, subleases, and rights thereunder, (f) agreements, contracts, indentures, mortgages, instruments, Liens, guaranties, other similar arrangements, that Emeritus agrees to assume in writing, and rights thereunder, (g) accounts (including those bank accounts associated with the Acquired Provider Numbers), notes, and other receivables, (h) the capital stock in the Acquired Subsidiaries other than Mobility Rehabilitation Products LLC and Weston Group of

South Carolina, Inc., (i) a 51% interest in Mobility Rehabilitation Products LLC, (j) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set-off, and rights of recoupment (including any such item relating to the payment of Taxes), (k) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, (l) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, (m) rights in and with respect to the assets associated with its Employee Benefit Plans, and (n) Cash; provided, however, that the Acquired Assets shall not include (i) the Excluded Assets, (ii) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Weston Group as an entity, and (iii) any of the rights of the Weston Parties under this Agreement (or under any side agreement between one or more of the Weston Parties on the one hand and Emeritus on the other hand entered into on or after the date of this Agreement).

“Acquired Provider Numbers” means the following Medicare Part A provider agreements and provider numbers:  Florida – Rehab 2000 – 68-6598; North Carolina – 34-6635; New Hampshire – 30-6517; Ohio – 36-6718; Pennsylvania – 39-6648; South Carolina – 42-6614 and pending; Texas – 67-6555, 67-6559, 67-6564, 67-6600, 67-6626; Florida - pending.

“Acquired Subsidiaries” means The Weston Group of California, Inc., a California corporation, The Weston Group of South Carolina, Inc., a South Carolina corporation, The Weston Group of Illinois, Inc., an Illinois corporation, Weston Group of Florida, Inc., a Florida corporation, Weston Group of Florida I, Inc., a Florida corporation and Mobility Rehabilitation Products LLC, a Maryland limited liability company all of which are Subsidiaries of Weston Group or Randall Weston.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, losses, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and attorneys’ fees and expenses.

‘‘Affiliate’’ has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

‘‘Affiliated Group’’ means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local, or non-U.S. law.

‘‘Assumed Liabilities’’ means (a) all obligations  of the Weston Parties under the agreements, contracts, leases, licenses, and other arrangements referred to in the definition of Acquired Assets, that Emeritus agrees to assume in writing, either (i) to furnish goods, services, and other non-Cash benefits to another party after the Closing or (ii) to pay for goods, services, and other non-Cash benefits that another party will furnish to it after the Closing, (b) all liabilities and obligations of the Weston Parties under the relevant Employee Benefit Plans; (c) Weston Group’s accrued liability for employee vacation and paid time off in an amount not to exceed $320,000, and (d) all other liabilities and obligations of or relating to the Weston Parties specifically set forth in the Disclosure Schedule under an express statement (that Emeritus has initialed) to the effect that the definition of Assumed Liabilities will include the liabilities and obligations so disclosed; provided, however, that, notwithstanding the above, the Assumed Liabilities shall not include (i) any liability of the Weston Parties for Income Taxes, (ii) any liability of the Weston Parties for transfer, sales, use, and other Taxes arising in connection with the consummation of the transactions contemplated hereby, (iii) any liability of the Weston Parties for Taxes (other than Income Taxes) arising with respect to periods through the date of the Most Recent Balance Sheet, (iv) any liability of the Weston Parties for the unpaid Taxes of any Person under Reg.  §1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise, (v) any Medicare or Medicaid liability of the Weston Parties or any claim by Medicare or Medicaid for a refund, overpayment, cost report adjustment, or other reimbursement adjustment arising out of the operation of the Rehabilitation Business prior to the Closing Date; (vi) any civil or criminal debt, obligation, expense or liability, including but not limited to, fines and penalties, arising from investigations, inquiries or actions brought by any governmental authority, and relating to the Rehabilitation Business prior to the Closing Date, or accruing, arising out of, or relating to any acts or omissions of the Weston Parties, their directors, officer, employees and agents claimed to violate the Stark Law (42 U.S.C. §§ 1395nn and 1396b), the Medicare and Medicaid Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the False Claims Act (including 31 U.S.C. §§3729 et seq. and 18 U.S. C. §§2317,66,3013 and 3571) and any state or local statute similarly directed, and prohibitions against fee splitting, together will all amendments thereto; (vii) any obligation of the Weston Parties to indemnify any Person (including Randall Weston) by reason of the fact that such Person was a director, officer, employee, or agent of one of the Weston Parties or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity, (viii) any liability of the Weston Parties for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, or (ix) any liability or obligation of the Weston Parties under this Agreement (or under any side agreement between one or more of the Weston Parties on the one hand and Emeritus on the other hand entered into on or after the date of this Agreement).

‘‘Basis’’ means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

‘‘Cash’’ means cash and cash equivalents (including marketable securities and short-term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

‘‘CERCLA’’ has the meaning set forth in §3(z).

‘‘Closing’’ has the meaning set forth in §2(d) below.

‘‘Closing Date’’ has the meaning set forth in §2(d) below.

‘‘COBRA’’ means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state law.

‘‘Code’’ means the Internal Revenue Code of 1986, as amended.

‘‘Controlled Group’’ has the meaning set forth in Code §1563.

‘‘Data Laws’’ means laws, regulations, guidelines, and rules in any jurisdiction (federal, state, provincial, or local) applicable to data privacy, data security, and/or personal information, as well as industry standards applicable to the Weston Parties.

‘‘Disclosure Schedule’’ has the meaning set forth in §3 below.

‘‘Emeritus’’ has the meaning set forth in the preface above.

‘‘Employee Benefit Plan’’ means any ‘‘employee benefit plan’’ (as such term is defined in ERISA §3(3)) and any other material employee benefit plan, program or arrangement of any kind.

‘‘Employee Pension Benefit Plan’’ has the meaning set forth in ERISA §3(2).

‘‘Employee Welfare Benefit Plan’’ has the meaning set forth in ERISA §3(1).

‘‘Environmental, Health, and Safety Requirements’’ means all federal, state, local, and non-U.S. statutes, regulations, ordinances, and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, exposure to, or cleanup of any hazardous materials, substances, wastes, chemical substances, mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, odor, mold, or radiation.

‘‘ERISA’’ means the Employee Retirement Income Security Act of 1974, as amended.

‘‘ERISA Affiliate’’ means each entity that is treated as a single employer with Weston Group for purposes of Code §414.

“Excluded Assets” means the IMAPR computerized charting system, and all furniture and art in Randall Weston’s personal office at 2222 Sullivan Trail.

‘‘Fiduciary’’ has the meaning set forth in ERISA §3(21).

‘‘Financial Statements’’ has the meaning set forth in §3(g) below.

‘‘GAAP’’ means U.S. generally accepted accounting principles as in effect from time to time, consistently applied.

‘‘Improvements’’ has the meaning set forth in §3(l) below.

‘‘Income Tax’’ means any federal, state, local, or non-U.S. income tax, including any interest, penalty, or addition thereto, whether disputed or not.

‘‘Income Tax Return’’ means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

‘‘Intellectual Property’’ means all of the following in any jurisdiction throughout the world:  (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names (including, without limitation, the name “Weston”), corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all material advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

‘‘Knowledge’’ means actual knowledge after reasonable investigation.

‘‘Lease Consents’’ has the meaning set forth in §6(a) below.

‘‘Leased Real Property’’ means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Weston Parties and their Subsidiaries including the right to all security deposits and other amounts and instruments held by or on behalf of the Weston Parties and their Subsidiaries thereunder.

‘‘Leases’’ means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which any of the Weston Parties or their Subsidiaries hold any Leased Real Property.

‘‘Lien’’ means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

‘‘Material Adverse Effect’’ or ‘‘Material Adverse Change’’ means any effect or change that would be materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of the Weston Parties and their Subsidiaries, taken as a whole, or to the ability of any Party to consummate timely the transactions contemplated hereby.

‘‘Most Recent Balance Sheet’’ means the balance sheet contained within the Most Recent Financial Statements.

‘‘Most Recent Financial Statements’’ has the meaning set forth in §3(g) below.

‘‘Most Recent Fiscal Month End’’ has the meaning set forth in §3(g) below.

‘‘Most Recent Fiscal Year End’’ has the meaning set forth in §3(g) below.

‘‘Multiemployer Plan’’ has the meaning set forth in ERISA §3(37).

‘‘Note’’ has the meaning set forth in §2(c) below.

‘‘Ordinary Course of Business’’ means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

‘‘Owned Real Property’’ means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any of the Weston Parties or their Subsidiaries.

‘‘Party’’ has the meaning set forth in the preface above.

‘‘PBGC’’ means the Pension Benefit Guaranty Corporation.

‘‘Person’’ means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency, or political subdivision thereof).

“Practice Locations” has the meaning set forth in §3(a) below.

‘‘Prohibited Transaction’’ has the meaning set forth in ERISA §406 and Code §4975.

‘‘Purchase Price’’ has the meaning set forth in §2(c) below.

“Randall Weston Subsidiaries” has the meaning set forth in Recital D, above.

‘‘Real Property’’ has the meaning set forth in §3(l) below.

‘‘Real Property Laws’’ has the meaning set forth in §3(l) below.

‘‘Securities Act’’ means the Securities Act of 1933, as amended.

‘‘Securities Exchange Act’’ means the Securities Exchange Act of 1934, as amended.

‘‘Subsidiary’’ means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term ‘‘Subsidiary’’ shall include all Subsidiaries of such Subsidiary.

‘‘Systems’’ has the meaning set forth in §3(aa) below.

‘‘Tax’’ or ‘‘Taxes’’ means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Benefit” has the meaning set forth in §7(e) below.

‘‘Tax Return’’ means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in §7(d) below.

‘‘WARN Act’’ has the meaning set forth in §3(h) below.

‘‘Weston Group’’ has the meaning set forth in the preface above.

“Weston Group Subsidiaries” has the meaning set forth in Recital E, above.

§2.  Purchase and Sale, Closing.

(a)  Distribution; Purchase and Sale of Assets.

(i)  Prior to Closing, the Weston Parties shall cause R.A.W. Corp. to distribute to Randall Weston all assets that are used in the Rehabilitation Business, other than its interest in Sacred Heart Physical Therapy and Rehab LLC.  Such assets shall be included in the Acquired Assets.

(ii)  On and subject to the terms and conditions of this Agreement, Emeritus agrees to purchase from the Weston Parties, and the Weston Parties agree to sell, transfer, convey, and deliver to Emeritus, all of the Acquired Assets, free and clear of any and all Liens, at the Closing for the consideration specified in this Section 2, below.

(b) Assumption of Liabilities.  On and subject to the terms and conditions of this Agreement, Emeritus will assume and become responsible for all of the Assumed Liabilities at the Closing.  Emeritus will not assume or have any responsibility, however, with respect to any other obligation or liability of the Weston Parties not included within the definition of Assumed Liabilities.   The Weston Parties will retain, and be responsible for, and pay, perform and discharge all liabilities, costs, expenses, claims, losses or other obligations of the Weston Parties, whether actual or contingent, matured or unmatured, liquidated or unliquidated, or know or unknown, arising out of occurrences prior to, at or after Closing.

(c) Purchase Price.   The consideration for the Acquired Assets (the ‘‘Purchase Price’’) shall be $18 million, which shall be paid by delivery of (i) a promissory note (the ‘‘Note”) in the form of Exhibit A attached hereto in the aggregate principal amount of $4,999,999 million,  and (ii) $13,000,001 million payable by wire transfer or delivery of other immediately available funds.

(i)           Any holder desiring to transfer the Note first must furnish Emeritus with (i) a written opinion reasonably satisfactory to Emeritus in form and substance from counsel reasonably satisfactory to Emeritus by reason of experience to the effect that the holder may transfer the Note as desired without registration under the Securities Act and (ii) a written undertaking executed by the desired transferee reasonably satisfactory to Emeritus in form and substance agreeing to be bound by the restrictions on transfer contained herein.

(ii)           The Note will be imprinted with a legend substantially in the following form:

This Note was originally issued on ____________ ______, 2010 and has not been registered under the Securities Act of 1933, as amended.  The transfer of this Note is subject to certain restrictions set forth in the Purchase Agreement.  The issuer of this Note will furnish a copy of these provisions to the holder hereof without charge upon written request.

(d)  The Closing.  The closing of the transactions contemplated by this Agreement (the ‘‘Closing’’) shall take place at the offices of Riddell Williams P.S., in Seattle, Washington commencing at 9:00 a.m.  local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the ‘‘Closing Date’’); provided, however, that the Closing Date shall be no earlier than November 30, 2010.

(e) Deliveries at the Closing.  At the Closing, (i) The Weston Parties will deliver to Emeritus the various certificates, instruments, and documents referred to in §6(a) below; (ii) Emeritus will deliver to Weston Group the various certificates, instruments, and documents referred to in §6(b) below; (iii) the Weston Parties will execute, acknowledge (if appropriate), and deliver to Emeritus (A) assignments in the forms attached hereto as Exhibit B; and (B) such other instruments of sale, transfer, conveyance, and assignment as Emeritus and its counsel may request; (iv) Emeritus will execute and deliver to Weston Group an assumption in the form attached hereto as Exhibit C; and (v) Emeritus will deliver to Randall Weston the consideration specified in §2(c) above.

(f)  Allocation.  The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and Tax purposes) in accordance with the allocation schedule attached hereto as Exhibit D.

(g)  Adjustments to Purchase Price.

(i)           Rehabilitation Business.  Immediately following Closing, Emeritus intends to contribute the Acquired Assets, subject to the Assumed Liabilities, to Weston Rehabilitation and Ancillary Services LLC, a Delaware limited liability company (the “Company”).  Emeritus shall cause the Company to use commercially reasonable efforts to collect the notes and accounts receivable (for all dates of service before the Closing Date, whether recorded as receivables or not) included within the Acquired Assets (collectively, “Receivables”).  Within 120 days after the Closing Date, Emeritus shall provide to Randall Weston a schedule itemizing the Cash included as a part of the Acquired Assets (but not including the Cash held by any of the Acquired Subsidiaries) and the total amounts collected on the Receivables (but not including any collection on the Receivables held by or attributable to any of the Acquired Subsidiaries) during the 90 period beginning on the Closing Date (the sum, “Closing Net Working Capital”).  Emeritus’ determination of Closing Net Working Capital shall be final and binding on the Parties.  If the Closing Net Working Capital exceeds $6 million, Emeritus shall pay (or cause the Company to pay) to Randall Weston an amount equal to such excess by wire transfer or delivery of other immediately available funds within 3 business days after delivery of the schedule itemizing Closing Net Working Capital.  If the Closing Net Working Capital is less than $6 million, Randall Weston shall pay to Emeritus (or, if directed by Emeritus, to the Company) an amount equal to such deficit by wire transfer or delivery of other immediately available funds within 3 business days after delivery of the schedule itemizing Closing Net Working Capital.  Any payment under this Section 2(g)(i) shall be deemed an adjustment to the Purchase Price.

(ii) Mobility Rehabilitation Products LLC.  Emeritus shall cause Mobility Rehabilitation Products LLC to use commercially reasonable efforts to collect its notes and accounts receivable existing as of the Closing Date (for all dates of service before the Closing Date, whether recorded as receivables or not) (collectively, “Mobility Receivables”).   Within 120 days after the Closing Date, Emeritus shall provide to Randall Weston a schedule itemizing (A) Mobility Rehabilitation Products LLC’s Cash on hand on the Closing Date plus (B) the total amounts collected on the Mobility Receivables during the 90 period beginning on the Closing Date, minus (C)all liabilities of Mobility Rehabilitation Products LLC as of the Closing Date (the sum, “Mobility Closing Net Working Capital”).  Emeritus’ determination of Mobility Closing Net Working Capital shall be final and binding on the Parties.  If the Mobility Closing Net Working Capital exceeds $430,000, the Parties shall cause Mobility Rehabilitation Products LLC to pay to Randall Weston an amount equal to such excess by wire transfer or delivery of other immediately available funds within 3 business days after delivery of the schedule itemizing Mobility Closing Net Working Capital.  If the Mobility Closing Net Working Capital is less than $430,000, Randall Weston shall pay to Mobility Rehabilitation Products LLC an amount equal to such deficit by wire transfer or delivery of other immediately available funds within 3 business days after delivery of the schedule itemizing Mobility Closing Net Working Capital.  Any payment under this Section 2(g)(ii) shall be deemed an adjustment to the Purchase Price.

§3.  Weston Group’s Representations and Warranties.  Weston Group and  Randall Weston represent and warrant to Emeritus that the statements contained in this §3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3), except as set forth in the disclosure schedule accompanying this

Agreement (the ‘‘Disclosure Schedule’’).  The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this §3.

(a) Organization of Weston Group.   Weston Group is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.  Weston Group, its Subsidiaries, and the Randall Weston Subsidiaries are duly authorized to conduct business and are in good standing under the laws of each jurisdiction where such qualification is required.  §3(a) of the Disclosure Schedule sets forth the states and locations in which Weston Group, its Subsidiaries and the Randall Weston Subsidiaries provide the Rehabilitation Services (collectively, the “Practice Locations”).

(b) Authorization of Transaction.   The Weston Parties each have full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform their respective obligations hereunder.   Without limiting the generality of the foregoing, the boards of directors or other managers of each of the Weston Parties have duly authorized the execution, delivery, and performance of this Agreement by the Weston Parties.   This Agreement constitutes the valid and legally binding obligation of the Weston Parties, enforceable in accordance with its terms and conditions.

(c) Non-contravention.   Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Weston Parties, their Subsidiaries or the Acquired Subsidiaries is subject or any provision of the charter or bylaws of any of the Weston Parties, their Subsidiaries or any of the Acquired Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of the Weston Parties, their Subsidiaries or an Acquired Subsidiary is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets).  None of the Weston Parties, their Subsidiaries or the Acquired Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(d) Brokers’ Fees.   None of the Weston Parties has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Emeritus could become liable or obligated.

(e) Title to Assets.   Each of the Weston Parties and their Subsidiaries has good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.   Without limiting the generality of the foregoing, the Weston Parties have good and marketable title to all of the Acquired Assets, free and clear of any Liens or restriction on transfer.

(f)  Subsidiaries.   §3(f) of the Disclosure Schedule sets forth for each of the Weston Group Subsidiaries and the Randall Weston Subsidiaries (i) its name and jurisdiction of incorporation, (ii) the number of authorized shares for each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) its directors and officers.  Each Weston Group Subsidiary and Randall Weston Subsidiary is a corporation or limited liability company duly organized, validly existing, and in good standing under the laws of the state of incorporation or organization.  Each Weston Group Subsidiary and each Randall Weston Subsidiary is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required.  Each Weston Group Subsidiary and Randall Weston Subsidiary has full corporate or other company power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.  All of the issued and outstanding shares of capital stock or other equity of each Weston Group Subsidiary and each Randall Weston Subsidiary have been duly authorized and are validly issued, fully paid, and non-assessable.  Weston Group and/or one or more of its Subsidiaries hold of record and own beneficially all of the outstanding shares of each Subsidiary of Weston Group, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands.  Randall Weston holds of record and owns beneficially all of the outstanding shares of each Randall Weston Subsidiary, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands.  There are no outstanding or authorized options, warrants, purchase rights, subscriptions rights, conversion rights, exchange rights, or other contracts or commitments that could require Randall Weston, Weston Group or any of their Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of the Subsidiaries Group Subsidiaries or Randall Weston Subsidiaries or that could require any Weston Group Subsidiary or any Randall Weston Subsidiary to issue, sell or otherwise cause to become outstanding any of its own capital stock, participation, or similar rights with respect to any Weston Group Subsidiary or Randall Weston Subsidiary.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Weston Group Subsidiary or Randall Weston Subsidiary.  Neither Weston Group nor any of its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any Person that is not a Subsidiary of Weston Group.  No Acquired Subsidiary controls directly or indirectly or has any direct or indirect equity participation in any Person that is not a Subsidiary of the Acquired Subsidiary.  Except for the Subsidiaries set forth in §3(f) of the Disclosure Schedule, none of Weston Group, its Subsidiaries, Randall Weston or Randall Weston Subsidiaries owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

(g) Financial Statements.  Attached hereto as Exhibit E are the following financial statements (collectively the ‘‘Financial Statements’’): (i) compiled consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended December 31, 2007, December 31, 2008 and December 31, 2009, (the ‘‘Most Recent Fiscal Year End’’) for the Weston Parties; (ii) unaudited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow (the ‘‘Most Recent Financial Statements’’) as of and for the six months ended June 30, 2010, (the ‘‘Most Recent Fiscal Month End’’) for the Weston Parties; (iii) compiled balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years December 31, 2007, December 31, 2008 and the Most Recent Fiscal Year End for each of the Acquired Subsidiaries (if such Acquired Subsidiary was in existence during such time period); and (iv) the Most Recent Financial Statements as of and for the Most Recent Fiscal Month End for each of the Acquired Subsidiaries.  The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP throughout the periods covered thereby, present fairly the financial condition of the Weston Parties and the Acquired Subsidiaries as of such dates and the results of operations of the Weston Parties and the Acquired Subsidiaries for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

(h) Events Subsequent to Most Recent Fiscal Year End.  Since the Most Recent Fiscal Year End, there has not been any Material Adverse Change.  Without limiting the generality of the foregoing, since that date:

(i)  none of the Weston Parties, Weston Group Subsidiaries or Randall Weston Subsidiaries has sold, leased, transferred, or assigned any material assets, tangible or intangible, outside the Ordinary Course of Business;

(ii)  none of the Weston Parties, Weston Group Subsidiaries or Randall Weston Subsidiaries has entered into any material agreement, contract, lease, or license outside the Ordinary Course of Business;

(iii)  no party (including the Weston Parties, Weston Group Subsidiaries and Randall Weston Subsidiaries) has accelerated, terminated, made material modifications to, or cancelled any material agreement, contract, lease, or license to which any of the Weston Parties, Weston Group Subsidiaries or Randall Weston Subsidiaries is a party or by which any of them is bound;

(iv)  none of the Weston Parties, Weston Group Subsidiaries or Randall Weston Subsidiaries has imposed any Lien upon any of its assets, tangible or intangible;

(v)  none of the Weston Parties, Weston Group Subsidiaries or Randall Weston Subsidiaries has made any material capital expenditures outside the Ordinary Course of Business;

(vi)  none of the Weston Parties, Weston Group Subsidiaries or Randall Weston Subsidiaries has made any material capital investment in, or any material loan to, any other Person outside the Ordinary Course of Business;

(vii)  none of the Weston Parties, Weston Group Subsidiaries or Randall Weston Subsidiaries have created, incurred, assumed, or guaranteed more than $1,000 in aggregate indebtedness for borrowed money and capitalized lease obligations;

(viii)  none of the Weston Parties, Weston Group Subsidiaries or Randall Weston Subsidiaries has transferred, assigned, or granted any license or sublicense of any material rights under or with respect to any Intellectual Property;

(ix)  there has been no change made or authorized in the charter or bylaws of any of the Weston Parties, Weston Group Subsidiaries or Randall Weston Subsidiaries;

(x)  none of the Weston Parties, Weston Group Subsidiaries or Randall Weston Subsidiaries has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(xi)  except specifically approved by Emeritus, in a writing signed by an officer of Emeritus after the date of this Agreement, none of the Weston Parties, Weston Group Subsidiaries or Randall Weston Subsidiaries has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(xii) none of the Weston Parties, Weston Group Subsidiaries or Randall Weston Subsidiaries has experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

(xiii)  none of the Weston Parties, Weston Group Subsidiaries or Randall Weston Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

(xiv)  none of the Weston Parties, Weston Group Subsidiaries or Randall Weston Subsidiaries has entered into or terminated any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement, or entered into any collective bargaining relationship;

(xv)  none of the Weston Parties, Weston Group Subsidiaries or Randall Weston Subsidiaries has granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

(xvi)  none of the Weston Parties, Weston Group Subsidiaries or Randall Weston Subsidiaries has adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(xvii)  none of the Weston Parties, Weston Group Subsidiaries or Randall Weston Subsidiaries has made any other material change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

(xviii)  none of the Weston Parties, Weston Group Subsidiaries or Randall Weston Subsidiaries has implemented any employee layoffs requiring notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state, local, or non-U.S. law, regulation, or ordinance (collectively the “WARN Act”);

(xix)  none of the Weston Parties, Weston Group Subsidiaries or Randall Weston Subsidiaries have changed their normal business practices or taken any other action outside the Ordinary Course of Business in order to generate Cash;

(xx)  none of the Weston Parties, Weston Group Subsidiaries or Randall Weston Subsidiaries has made any loans or advances of money; and

(xxi)  none of the Weston Parties, Weston Group Subsidiaries or Randall Weston Subsidiaries has committed to any of the foregoing.

(i)  Undisclosed Liabilities.  None of the Weston Parties or their Subsidiaries has any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes), except for (i) liabilities set forth on the face of the relevant Most Recent Balance Sheet (rather than in any notes thereto) and (ii) liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business.

(j) Legal Compliance.  Each of the Weston Parties, the Weston Group Subsidiaries and Randall Weston Subsidiaries has complied with all applicable laws of federal, state, local, and non-U.S. governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

(k) Tax Matters.

(i)  Each of the Weston Parties, the Weston Group Subsidiaries and Randall Weston Subsidiaries has filed all Tax Returns that it was required to file.  All such Tax Returns as so filed disclose all Taxes required to be paid for the periods covered thereby.  All Taxes due and owing by the Weston Parties, the Weston Group Subsidiaries and Randall Weston Subsidiaries (whether or not shown on any Tax Return) have been paid.  None of the

Weston Parties, the Weston Group Subsidiaries or Randall Weston Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Weston Parties, the Weston Group Subsidiaries or Randall Weston Subsidiaries.  Each of the Weston Parties, the Weston Group Subsidiaries and Randall Weston Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(ii)  There is no material dispute or claim concerning any Tax liability of any of the Weston Parties, the Weston Group Subsidiaries or Randall Weston Subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which Randall Weston or any of the directors and officers of the Weston Parties has Knowledge based upon personal contact with any agent of such authority.

(iii)  §3(k) of the Disclosure Schedule lists all federal, state, local, and non-U.S. Income Tax Returns filed with respect to the Weston Parties, the Weston Group Subsidiaries, and Randall Weston Subsidiaries for taxable periods ended on or after December 31, 2003, indicates those Income Tax Returns that have been audited, and indicates those Income Tax Returns that currently are the subject of audit.  Weston Group has delivered to Emeritus correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Weston Parties for taxable periods ended on or after December 31, 2003.  None of the  Weston Parties, the Weston Group Subsidiaries or Randall Weston Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(iv)  None of the Weston Parties, the Weston Group Subsidiaries, or Randall Weston Subsidiaries has made any material payments, is obligated to make any material payments, or is a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under Code §280G.  None of the Weston Parties or their Subsidiaries is a party to any Tax allocation or sharing agreement.  None of the Weston Parties or their Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal Income Tax Return (other than a group the common parent of which was Weston Group) or (B) has any liability for the Taxes of any Person under Reg.  §1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(v)  The unpaid Taxes of the Weston Parties and their Subsidiaries (including the Acquired Subsidiaries) (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Weston Parties in filing their Tax Returns.

(vi)  None of the Weston Parties or their Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(A)  change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date,

(B)  ‘‘closing agreement,’’ as described in Code §7121 (or any corresponding provision of state, local, or non-U.S. income Tax law),

(C)  installment sale or open transaction made on or prior to the Closing Date, or

(D)  prepaid amount received on or prior to the Closing Date.

(vii)  None of the Weston Parties or their Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

(viii)  None of the Weston Parties or their Subsidiaries is or has been a party to any ‘‘listed transaction,’’ as defined in Code §6707A(c)(2) and Reg.  §1.6011-4(b)(2).

(l) Real Property.

(i)  §3(l)(i) of the Disclosure Schedule sets forth the address and description of each parcel of Owned Real Property.

(ii)  §3(l)(ii) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document).  Weston Group has delivered to Emeritus a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease.  Except as set forth in §3(l)(ii) of the Disclosure Schedule, with respect to each of the Leases:

(A)  such Lease is legal, valid, binding, enforceable and in full force and effect;

(B)  except for those Leases for which Lease Consents are obtained, the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(C)  none of the Weston Parties’ or their Subsidiaries’ possession and quiet enjoyment of the Leased Real Property under such Lease has been disturbed and, to the Knowledge of Randall Weston and the directors and officers of the Weston Parties, there are no disputes with respect to such Lease;

(D)  to the Knowledge of Randall Weston and the directors and officers of the Weston Parties, none of the Weston Parties, their  Subsidiaries, nor any other party to the Lease is in breach of or default under such Lease, and, to the Knowledge of Randall Weston and the directors and officers of the Weston Parties, no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(E)  no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;

(F)  none of the Weston Parties or their Subsidiaries owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Lease;

(G)  the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Weston Parties;

(H)  none of the Weston Parties or their Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof; and

(I)  none of the Weston Parties or their Subsidiaries has collaterally assigned or granted any other Lien in such Lease or any interest therein.

(iii)  The Owned Real Property identified in §3(l)(i) of the Disclosure Schedule and the Leased Real Property identified in §3(l)(ii) of the Disclosure Schedule (collectively, the ‘‘Real Property’’) comprise all of the real property used or intended to be used in the business of the Weston Parties, the Weston Group Subsidiaries and Randall Weston Subsidiaries; and none of the Weston Parties, the Weston Group Subsidiaries or Randall Weston Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(iv)  All buildings, structures, fixtures, building systems and equipment, and all components thereof, included in the Real Property (the ‘‘Improvements’’) are in good condition and repair and sufficient for the operation of the business of the Weston Parties, the Weston Group Subsidiaries and Randall Weston Subsidiaries.  There are no facts or conditions affecting any of the Improvements that would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business of the Weston Parties, the Weston Group Subsidiaries and Randall Weston Subsidiaries as currently conducted thereon.

(v)  None of the Weston Parties, the Weston Group Subsidiaries or Randall Weston Subsidiaries has received written notice of any condemnation, expropriation or other proceeding in eminent domain affecting any parcel of Owned Real Property or any portion thereof or interest therein.  To the Knowledge of Randall Weston and the directors and officers of the Weston Parties, there is no injunction, decree, order, writ, or judgment outstanding, or any claim, litigation, administrative action or similar proceeding, pending or threatened, relating to the ownership, lease, use or occupancy of the Real Property or any portion thereof, or the operation of the business of the Weston Parties, the Weston Group Subsidiaries, or Randall Weston Subsidiaries as currently conducted thereon.

(vi)  To the Knowledge of Randall Weston and the directors and officers of the Weston Parties, the Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use laws, including the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Real Property (collectively, the ‘‘Real Property Laws’’).  None of the Weston Parties, the Weston Group Subsidiaries or Randall Weston Subsidiaries has received any notice of violation of any Real Property Law and, to the Knowledge of Randall Weston and the directors and officers of the Weston Parties, there is no Basis for the issuance of any such notice or the taking of any action for such violation.

(vii)  Each parcel of Real Property has direct access to a public street adjoining the Real Property or has access to a public street via insurable easements benefiting such parcel of Real Property, and such access is not dependent on any land or other real property interest that is not included in the Real Property.  None of the Improvements or any portion thereof is dependent for its access, use or operation on any land, building, improvement or other real property interest that is not included in the Real Property.

(viii)  All water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Real Property have been installed and are operational and sufficient for the operation of the business of the Weston Parties, the Weston Group Subsidiaries and Randall Weston Subsidiaries as currently conducted thereon.

(ix)  The use or occupancy of the Real Property or any portion thereof by the Weston Parties, the Weston Group Subsidiaries and Randall Weston Subsidiaries and the operation of the business of the Weston Parties, the Weston Group Subsidiaries and Randall Weston Subsidiaries as currently conducted is not dependent on a ‘‘permitted non-conforming use’’ or ‘‘permitted non-conforming structure’’ or similar variance, exemption or approval from any governmental authority.

(x)  To the Knowledge of Randall Weston and the directors and officers of the Weston Parties, the current use and occupancy of the Owned Real Property and the operation of the business of the Weston Parties, the Weston Group Subsidiaries and Randall Weston Subsidiaries as currently conducted thereon does not violate in any material respect any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Owned Real Property.

(xi)  None of the Real Property or any portion thereof is located in a flood hazard area (as defined by the Federal Emergency Management Agency).

(m)  Intellectual Property.

(i)  None of the Weston Parties, the Weston Group Subsidiaries or Randall Weston Subsidiaries, or any of their respective businesses as presently conducted and as presently proposed to be conducted, has or will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties; there are no facts indicating a likelihood of the foregoing; and none of the Weston Parties, the Weston Group Subsidiaries or Randall Weston Subsidiaries has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or conflict (including any claim that any of the Weston Parties, the Weston Group Subsidiaries or Randall Weston Subsidiaries must license or refrain from using any Intellectual Property rights of any third party).  To the Knowledge of any of the Weston Parties, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of the Weston Parties, the Weston Group Subsidiaries or Randall Weston Subsidiaries.

(ii)  §3(m)(ii) of the Disclosure Schedule identifies each patent or registration that has been issued to the Weston Parties, the Weston Group Subsidiaries or Randall Weston Subsidiaries with respect to any of their Intellectual Property, identifies each pending patent application or application for registration that the Weston Parties, the Weston Group Subsidiaries or Randall Weston Subsidiaries has made with respect to any of their Intellectual Property, and identifies each material license, sublicense, agreement, covenant not to sue, or other permission that any of the Weston Parties, the Weston Group Subsidiaries, or Randall Weston Subsidiaries has granted to any third party with respect to any of their Intellectual Property (together with any exceptions).  Weston Group has delivered to Emeritus correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, covenants not  to sue, and permissions (as amended to date).  §3(m)(ii) of the Disclosure Schedule also identifies each material trade name or unregistered trademark, service mark, corporate name, Internet domain name, copyright, and material computer software item used by any of the Weston Parties, the Weston Group Subsidiaries or Randall Weston Subsidiaries in connection with their business.  With respect to each item of Intellectual Property required to be identified in §3(m)(ii) of the Disclosure Schedule:

(A)  the Weston Parties or their Subsidiaries possess all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction;

(B)  the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C)  no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Randall Weston and the directors and officers of the Weston Parties, is threatened that challenges the legality, validity, enforceability, use, or ownership of the item; and

(D)  none of the Weston Parties has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(iii)  §3(m)(iii) of the Disclosure Schedule identifies each material item of Intellectual Property that any third party owns and that any of the Weston Parties, the Weston Group Subsidiaries or Randall Weston Subsidiaries uses pursuant to license, sublicense, agreement, covenant not to sue, or permission.  Weston Group has delivered to Emeritus correct and complete copies of all such licenses, sublicenses, agreements, covenants not to sue, and permissions (as amended to date).  With respect to each such item of used Intellectual Property required to be identified in §3(m)(iii) of the Disclosure Schedule:

(A)  the license, sublicense, agreement, covenant not to sue, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects;

(B)  no party to the license, sublicense, agreement, covenant not to sue, or permission is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

(C)  no party to the license, sublicense, agreement, covenant not to sue, or permission has repudiated any material provision thereof;

(D)  none of the Weston Parties, the Weston Group Subsidiaries or Randall Weston Subsidiaries has granted any sublicense or similar right with respect to the license, sublicense, agreement, covenant not to sue, or permission; and

(E)  no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Weston Parties, the Weston Group Subsidiaries or Randall Weston Subsidiaries including without limitation, a failure by them to pay any required maintenance fees).

(n) Tangible Assets.  The buildings, machinery, equipment, and other tangible assets that the Weston Parties, and their Subsidiaries own or lease, and/or that are included in the Acquired Assets, are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear).

(o) Inventory.  The inventory of the Weston Parties and their Subsidiaries, and the inventory included in the Acquired Assets, consists of raw materials and supplies, manufactured and processed parts, work in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective.

(p) Contracts.  §3(p) of the Disclosure Schedule lists the following contracts and other agreements to which any of the Weston Parties or their Subsidiaries is a party:

(i)  any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $1,000 per annum;

(ii)  any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than 1 year or involve consideration in excess of $5,000;

(iii)  any agreement concerning a partnership or joint venture;

(iv)  any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $5,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

(v)  any material agreement concerning confidentiality or non-competition;

(vi)  any material agreement involving Randall Weston and his Affiliates;

(vii)  any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

(viii)  any collective bargaining agreement;

(ix)  any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $100,000 or providing material severance benefits;

(x)  any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

(xi)  any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

(xii)  any agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);

(xiii)  any settlement, conciliation or similar agreement with any Governmental Entity or which will involve payment after the execution date of this Agreement;

(xiv)  any agreement under which any of the Weston Parties or their Subsidiaries has advanced or loaned money to any other Person; or

(xv)  any other agreement (or group of related agreements) the performance of which involves consideration in excess of $5,000.

Weston Group has delivered to Emeritus a correct and complete copy of each written agreement required to be listed in §3(p) of the Disclosure Schedule (as amended to date) and a written summary setting forth the material terms and conditions of each oral agreement required to be referred to in §3(p) of the Disclosure Schedule.  With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) no party is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) no party has repudiated any material provision of the agreement.

(q)  Notes and Accounts Receivable.  All notes and accounts receivable of the Weston Parties and their Subsidiaries are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts.

(r)  Powers of Attorney.  To the Knowledge of Randall Weston and the directors and officers of the Weston Parties, there are no outstanding powers of attorney executed on behalf of the Weston Parties or their Subsidiaries.

(s)  Insurance.  §3(s) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) with respect to which any of the Weston Parties or their Subsidiaries is a party, a named insured, or otherwise the beneficiary of coverage:

(i)  the name, address, and telephone number of the agent;

(ii)  the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii)  the policy number and the period of coverage;

(iv)  the scope (including an indication of whether the coverage is on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(v)  a description of any retroactive premium adjustments or other material loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) none of the Weston Parties, or their Subsidiaries, nor any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any material provision thereof.  §3(s) of the Disclosure Schedule describes any material self-insurance arrangements affecting any of the Weston Parties or their Subsidiaries.

(t) Litigation.  §3(t) of the Disclosure Schedule sets forth each instance in which any of the Weston Parties, Weston Group Subsidiary or Randall Weston Subsidiary (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of Randall Weston and the directors and officers of the Weston Parties, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or non-U.S. jurisdiction or before (or that could come before) any arbitrator.

(u)  Product Warranty.  The products manufactured, sold, leased, and delivered by the Weston Parties, the Weston Group Subsidiaries and Randall Weston Subsidiaries have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and none of the Weston Parties has any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith.  The products manufactured, sold, leased, and delivered by the Weston Parties, and their Subsidiaries are subject to standard terms and conditions of sale or lease.  §4(u) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for the Weston Parties and their Subsidiaries (containing applicable guaranty, warranty, and indemnity provisions).

(v) Product Liability.  None of the Weston Parties or their Subsidiaries has any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Weston Parties, or their Subsidiaries.

(w)  Employees.  To the Knowledge of Randall Weston and the directors and officers of the Weston Parties, no executive, key employee, or significant group of employees plans to terminate employment with any of the Weston Parties or their Subsidiaries during the next 12 months.  None of the Weston Parties or their Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past 3 years.  None of the Weston Parties or their Subsidiaries has committed any material unfair labor practice.  Neither Randall Weston nor any of the directors and officers of the Weston Parties has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of the Weston Parties or their Subsidiaries.  With respect to this transaction, any notice required under any law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been, or prior to the Closing Date will be, satisfied.  None of the Weston Parties or their Subsidiaries has implemented any plant closing or layoff of employees requiring notice under the WARN Act, and no such action will be implemented without advance notification to Emeritus.

(x)  Employee Benefits.

(i)  §3(x)(i) of the Disclosure Schedule lists each Employee Benefit Plan that any of the Weston Parties or their Subsidiaries maintains or to which any of the Weston Parties or their Subsidiaries contributes or has any obligation to contribute, or with respect to which any of the Weston Parties or their Subsidiaries has any liability.

(A)  Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

(B)  All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan.  The requirements of COBRA have been met in all material respects with respect to each such Employee Benefit Plan and each Employee Benefit Plan maintained by an ERISA Affiliate that is an Employee Welfare Benefit Plan subject to COBRA.

(C)  All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Weston Parties and their Subsidiaries.  All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(D)  Each such Employee Benefit Plan that is intended to meet the requirements of a ‘‘qualified plan’’ under Code §401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and Randall Weston and the officers and directors of the Weston Parties are not aware of any facts or circumstances that would reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan.

(E)  There have been no Prohibited Transactions with respect to any such Employee Benefit Plan or any Employee Benefit Plan maintained by an ERISA Affiliate.  No Fiduciary has any liability for material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan.  No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of any Randall Weston and the directors and officers of the Weston Parties, threatened.

(F)  Weston Group has delivered to Emeritus correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements that implement each such Employee Benefit Plan.

(ii)  None of the Weston Parties or their Subsidiaries or any ERISA Affiliate contributes to, has any obligation to contribute to, or has any material Liability under or with respect to any Employee Pension Benefit Plan that is a ‘‘defined benefit plan’’ (as defined in ERISA §3(35)).

(iii)  None of the Weston Parties or their Subsidiaries or any ERISA Affiliate contributes to, has any obligation to contribute to, or has any material liability (including withdrawal liability as defined in ERISA §4201) under or with respect to any Multiemployer Plan.

(iv)  None of the Weston Parties or their Subsidiaries maintains, contributes to or has an obligation to contribute to, or has any material liability or potential liability with respect to, any Employee Welfare Benefit Plan or other arrangement providing health or life insurance or other welfare-type benefits for current or future retired or terminated employees (or any spouse or other dependent thereof) of the Weston Parties or their Subsidiaries other than in accordance with COBRA.

(v)  The consummation of the transactions contemplated by this Agreement will not accelerate the time of the payment or vesting of, or increase the amount of, or result in the forfeiture of compensation or benefits under, any Employee Benefit Plan.

(vi)  §3(x)(v) of the Disclosure Schedule lists each written agreement, contract, or other arrangement—whether or not an Employee Benefit Plan (collectively a ‘‘Plan’’)—to which the Weston Parties or their Subsidiaries is a party that, to the Knowledge of any Randall Weston or any officer or director of any of the Weston Parties, is a ‘‘nonqualified deferred compensation plan’’ subject to Code §409A.  None of the Weston Parties or their Subsidiaries has any actual or potential obligation to reimburse or otherwise ‘‘gross-up’’ any Person for the interest or additional tax set forth under Code §409A(a)(1)(B).

(y) Guaranties.  None of the Weston Parties or their Subsidiaries is a guarantor or otherwise is responsible for any liability or obligation (including indebtedness) of any other Person.

(z) Environmental, Health, and Safety Matters.

(i)  Each of the Weston Parties and their Subsidiaries has for the past five years complied and is in compliance with all Environmental, Health, and Safety Requirements.

(ii)  Without limiting the generality of the foregoing, each of the Weston Parties and their Subsidiaries has obtained, has for the past five years complied, and is in compliance with, all material permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business.

(iii)  None of the Weston Parties or their Subsidiaries has received any written notice, report, or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities, including any material investigatory, remedial, or corrective obligations, relating to any of them, their business, or their past or current facilities arising under Environmental, Health, and Safety Requirements.

(iv)  None of the Weston Parties or their Subsidiaries, nor any of their respective predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, exposed any person to, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility which is or has been contaminated by any such substance so as to give rise to any current or future material liabilities, including any material liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages, or attorneys’ fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (‘‘CERCLA’’), or the Solid Waste Disposal Act, as amended (“SWDA”), or any other Environmental, Health, and Safety Requirements.

(v)  None of the Weston Parties or their Subsidiaries, nor their respective predecessors or Affiliates has designed, manufactured, sold, marketed, installed, or distributed products or other items containing asbestos, and none of such entities are or will become subject to any liabilities with respect to the presence of asbestos in any product or item or in or upon any property, premises, or facility.

(vi)  The Weston Parties have furnished to Emeritus all material environmental audits, reports, and other material environmental documents relating to their, the Weston Parties or their Subsidiaries, or their predecessors’ or Affiliates’ past or current properties, facilities, or operations which are in their possession, custody, or under their reasonable control.

(aa) Business Continuity.  None of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by any of the Weston Parties or their Subsidiaries in the conduct of their business (collectively, the ‘‘Systems’’) have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused any substantial disruption or interruption in or to the use of any such Systems by the Weston Parties and their Subsidiaries.  Each of the Weston Parties and their Subsidiaries is covered by business interruption insurance in scope and amount customary and reasonable to ensure the ongoing business operations of their business.

(bb)  Certain Business Relationships.  None of Randall Weston and his Affiliates, Weston Group’s directors, officers, employees, and shareholders, or Weston Group Subsidiaries directors, officers, employees, and shareholders, or Randall Weston Subsidiaries’ directors, officers, employees, and shareholders has been involved in any material business arrangement or relationship with the Weston Parties or their Subsidiaries within the past 12 months, and none of them own any material asset, tangible or intangible, that is used in the business of the Weston Parties.

(cc)  Disclosure.  The representations and warranties contained in this §3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this §3 not misleading.

(dd)  Customers and Suppliers.

(i)  §3(dd) of the Disclosure Schedule lists the 2 largest customers of the Weston Parties and their Subsidiaries (on a consolidated basis) for each of the 2 most recent fiscal years and sets forth opposite the name of each such customer the percentage of consolidated net sales attributable to such customer.  §3(dd) of the Disclosure Schedule also lists any additional current customers that the Weston Parties anticipate shall be among the 20 largest customers for the current fiscal year.

(ii)  Since the date of the Most Recent Balance Sheet, no supplier of the Weston Parties or their Subsidiaries has indicated that it shall stop, or materially decrease the rate of, supplying materials, products or services to the Weston Parties or their Subsidiaries , and no customer listed on §3(dd) of the Disclosure Schedule has indicated that it shall stop, or materially decrease the rate of, buying materials, products or services from the Weston Parties or their Subsidiaries.

(ee) Data Privacy.  The Weston Parties’ and their Subsidiaries’ respective businesses have complied with and, as presently conducted and as presently proposed to be conducted, are in compliance with, all Data Laws.  The Weston Parties and their Subsidiaries have complied with, and are presently in compliance with, their respective policies applicable to data privacy, data security, and/or personal information.  None of the Weston Parties or their Subsidiaries has experienced any incident in which personal information or other sensitive data was or may have been stolen or improperly accessed, and none of the Weston Parties or their Subsidiaries is aware of any facts suggesting the likelihood of the foregoing, including without limitation, any breach of security or receipt of any notices or complaints from any Person regarding personal information or other data.

(ff)  Investment.  The Weston Parties (i) understand that the Note has not been, and will not be, registered under the Securities Act, or under any state securities laws, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) are acquiring the Note solely for their own account for investment purposes, and not with a view to the distribution thereof , (iii) are a sophisticated investor with knowledge and experience in business and financial matters, (iv) have received certain information concerning Emeritus and have had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Note, (v) are able to bear the economic risk and lack of liquidity inherent in holding the Note, and (vi) are Accredited Investors for the reasons set forth in §3(ff) of the Disclosure Schedule.

(gg)  Penalties or Exclusion from Government Programs.  The Weston Parties and their Subsidiaries, their currently employed licensed therapists providing therapy service, and their senior management, officers and directors, have not been: (i) excluded from participating in any federal health care program (as defined in 42 U.S.C. §1320a-7b); (ii) subject to sanction pursuant to 42 U.S.C. §§1320a-7a or 1320a-8; or (iii) convicted of a crime described in 42 U.S.C. §1320a-7b.

(hh)  Compliance Program.  None of the Weston Parties or their Subsidiaries are a party to a Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services, and have no ongoing reporting obligations pursuant to any settlement agreement entered into with any governmental authority.

(ii)  Medicare or Medicaid Participation.  §3(ii) of the Disclosure Schedule lists all of the Weston Parties, the Weston Group Subsidiaries, and the Randall Weston Subsidiaries participation in, (a) Title XVIII (“Medicare”), or Title XIX (“Medicaid”) of the Social Security Act, (b) the CHAMPUS program, (c) the TRICARE program, or (d) any other federal, state or local governmental reimbursement programs, or successor programs to any of the above (collectively, the “Government Programs”), each Medicare and Medicaid provider agreement and each Medicare and Medicaid provider number, each pending application for a Medicare and Medicaid provider number, and identifies any and all cost reports that have been filed or will be required to be filed with any governmental entity or Government Program with respect to the Rehabilitation Business.  There have been no determined overpayments between the Weston Parties, the Weston Group Subsidiaries, or the Randall Weston Subsidiaries, and any governmental entity, Government Program or any Carrier or fiscal intermediary acting on behalf of a Government Program regarding the filed cost reports of any of the Weston Parties, the Weston Group Subsidiaries, Randall Weston Subsidiaries or the Acquired Subsidiaries other than with respect to adjustments thereto made in the ordinary course of business.

(jj)  Third Party Payor Reimbursement.  All billing practices of the Weston Parties and their Subsidiaries with respect to the Rehabilitation Business to all third party payors, including the Government Programs and private insurance companies, have been in compliance with all applicable laws, regulations and policies of such third party payors and Government Programs.

(kk)  Notices of Violations.  The Weston Parties and their Subsidiaries have not received any written notices, orders, demands, or other directives from any governmental authorities or quasi-governmental authorities or their agents and contractors pertaining to any uncured material violations of any applicable laws, ordinances, rules, regulations, codes, licenses, permits and authorizations pertaining to the operation of the Rehabilitation Business, including but not limited to all applicable federal and state health care laws, rules and regulations, including, without limitation, those relating to the payment or receipt of illegal remuneration such as the Stark Law (42 U.S.C. §§ 1395nn and 1396b), the Medicare and Medicaid Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), and any state or local statute similarly directed, and prohibitions against fee splitting.

§4.  Emeritus’ Representations and Warranties.  Emeritus represents and warrants to Weston Group that the statements contained in this §4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §4), except as set forth in the Disclosure Schedule.  The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this §4.

(a)  Organization of Emeritus.  Emeritus is a corporation (or other entity) duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation (or other formation).

(b) Authorization of Transaction.  Emeritus has full power and authority (including full company power and authority) to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of Emeritus, enforceable in accordance with its terms and conditions.  Emeritus need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.  The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Emeritus.

(c) Non-contravention.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Emeritus is subject or any provision of its charter, or other governing documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Emeritus is a party or by which it is bound or to which any of its assets are subject.  Emeritus does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in §2 above).

§5.  Covenants.

(a)  Pre-Closing Covenants.  The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

(i)  General.  Each of the Parties will use its reasonable best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in §6 below).

(ii)  Notices and Consents.  The Weston Parties will give any notices to third parties, and will use its best efforts to obtain any third-party consents referred to in §3(c) above, the Lease Consents, and the items set forth in §5(a)(ii) of the Disclosure Schedule.

(iii) Operation of Business.  The Weston Parties will not (and will not cause or permit their Subsidiaries to) engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business.  Without limiting the generality of the foregoing, the Weston Parties will not (and will not cause or permit their Subsidiaries to) (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, provided, however, that

Weston Group shall be entitled to pay a cash dividend to its shareholder immediately prior to Closing in an amount up to $2 million if Weston Group has sufficient cash to pay such dividend, (ii) pay any amount to any third party with respect to any liability or obligation (including any costs and expenses the Weston Parties have incurred or may incur in connection with this Agreement and the transactions contemplated hereby) that would not constitute an Assumed Liability if in existence as of the Closing, or (iii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in §3(h) above.

(iv)  Preservation of Business.  The Weston Parties will keep (and will cause its Subsidiaries to keep) its businesses and properties substantially intact, including their present operations, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers, and employees.

(v) Full Access.  The Weston Parties will permit (and will cause their Subsidiaries to permit) representatives of Emeritus (including legal counsel and accountants) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Weston Parties and their Subsidiaries to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Weston Parties or their Subsidiaries.

(vi)  Notice of Developments.  Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in §3 and §4 above.  No disclosure by any Party pursuant to this §5(a)(vi), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(vii)  Exclusivity.  The Weston Parties will not (and the Weston Parties will not cause or permit their Subsidiaries to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Weston Parties or their Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.

(viii)  Maintenance of Real Property.  The Weston Parties shall maintain the Real Property, including all of the Improvements, in substantially the same condition as existed on the date of this Agreement, ordinary wear and tear excepted, and shall not demolish or remove any of the existing Improvements, or erect new improvements on the Real Property or any portion thereof, without the prior written consent of Emeritus.

(ix) Leases.  None of the Weston Parties or their Subsidiaries shall amend, modify, extend, renew or terminate any Lease, nor shall any of the Weston Parties or their Subsidiaries enter into any new lease, sublease, license or other agreement for the use or occupancy of any Real Property without the prior written consent of Emeritus.

(b)           Post-Closing Covenants.  The Parties agree as follows with respect to the period following Closing:

(i)  General.  In case at any time after the Closing any further actions are necessary to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party

(unless the requesting party is entitled to indemnification therefor under §7 below).  Without limitation, the Weston Parties agree to use their best efforts and cooperate to the fullest extent to assist the Company and its Subsidiaries to obtain all required or contemplated Medicare provider numbers and agreements, including promptly furnishing all requested information and any other assistance upon request.

(ii)  Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Weston Parties or their Subsidiaries, each of the other Parties will cooperate with the contesting or defending Party and his, her, or its counsel in the contest or defense, make available his, her, or its personnel, and provide such testimony and access to his, her, or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under §7 below).

(iii)  Transition.  Randall Weston shall not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Weston Parties or their Subsidiaries from maintaining the same business relationships with Emeritus and its Subsidiaries after the Closing as it maintained with the Weston Parties and their Subsidiaries prior to the Closing.

(iv)  Pending Provider Numbers.

(A)           The Weston Parties, and their Subsidiaries have several pending applications for Part A Medicare provider numbers, including, without limitation, in Florida and South Carolina.  Except as otherwise provided in this Agreement, upon receipt of notification that a Part A Medicare provider number has been granted to any of the Weston Parties or their Subsidiaries, Randall Weston shall, within three business days, so notify the Emeritus, in writing.  Within thirty days thereafter, unless otherwise directed by Emeritus, the Weston Parties shall take all necessary steps to assign the provider numbers to Emeritus or its designee, and such provider numbers shall be included in the definitions of Acquired Assets and Acquired Provider Numbers.

(B)           R.A.W Corp., a corporation wholly owned by Randall Weston, owns a 50% interest in Sacred Heart Physical Therapy and Rehab LLC (“Sacred Heart”).  In the event that the Weston Parties or their Subsidiaries obtain control of Sacred Heart or the Medicare or Medicaid provider number(s) owned or controlled by Sacred Heart, Randall Weston shall so notify Emeritus, within three business days, in writing.  Within thirty days thereafter, unless otherwise directed by Emeritus, the Weston Parties shall take all necessary steps to assign the provider numbers to Emeritus or its designee, and such provider numbers shall be included in the definitions of Acquired Assets and Acquired Provider Numbers.

(C)           Comprehab Wellness Group, Inc. (“CompRehab”), a corporation wholly owned by Randall Weston, has operations in Florida.  In a July 16, 2010 letter, the Centers for Medicare & Medicaid Services (“CMS”) denied CompRehab’s corrective action plan, following an initial determination to revoke CompRehab’s Medicare billing privileges.  The Weston Parties are contesting this decision.  In the event that CompRehab’s Medicare billing privileges are reinstated, Randall Weston shall, within three business days, so notify Emeritus, in writing.  Within thirty days thereafter, unless otherwise directed by the Emeritus, the Weston Parties shall take all necessary steps to assign the provider numbers to Emeritus or its designee, and such provider numbers shall be included in the definitions of Acquired Assets and Acquired Provider Numbers.  The provisions of Section 5(b)(vi), below, shall apply thereafter.

(D)           As of the date of this Agreement, Weston Group of South Carolina, Inc. has a pending application for a Part A Medicare provider number for provision of services in South Carolina.  Immediately after receipt of notification that a Part A provider number has been granted to Weston Group of South Carolina, Inc. based on the pending application, Randall Weston shall so notify Emeritus, in writing.  At any time after Closing, but, in any case no later than three business days after the foregoing notice, unless otherwise directed by Emeritus, the Weston Parties shall take all necessary steps to assign to Emeritus or its designee all right, title, interest and ownership in and to the Weston Group of South Carolina, Inc., free and clear of all Liens and the foregoing shall be included in the definitions of Acquired Assets and Acquired Subsidiaries.

 (v)  Florida Operations.  As of the date of this Agreement, Weston Group, The Weston Group of Florida, Inc., and The Weston Group of Florida I, Inc. have pending applications for Part A Medicare provider numbers for provision of services in Florida.

(A)           Immediately after receipt of notification that a Part A Medicare provider number has been granted to Weston Group of Florida, Inc. based on the pending application, Randall Weston shall so notify Emeritus, in writing.  Within three business days thereafter, unless otherwise directed by Emeritus, the Weston Parties shall take all necessary steps to assign to Emeritus or its designee all right, title, interest and ownership in and to the Weston Group of Florida, Inc., free and clear of all Liens and the foregoing shall be included in the definitions of Acquired Assets and Acquired Subsidiaries.

(B)           Immediately after receipt of notification that a Part A Medicare provider number has been granted to Weston Group of Florida I, Inc. based on the pending application, Randall Weston shall so notify Emeritus, in writing.  Within three business days thereafter, unless otherwise directed by Emeritus, the Weston Parties shall take all necessary steps to assign to Emeritus or its designee all right, title, interest and ownership in and to the Weston Group of Florida I, Inc., free and clear of all Liens and the foregoing shall be included in the definitions of Acquired Assets and Acquired Subsidiaries.

(C)           Immediately after receipt of notification that a Part A Medicare provider number has been granted to Weston Group based on the pending application, Randall Weston shall so notify Emeritus, in writing.  Within three business days thereafter, unless otherwise directed by Emeritus, the Weston Parties shall take all necessary steps to assign the provider number and associated bank accounts (or, if the associated bank accounts cannot be transferred, all funds in or deposited to such bank accounts) to Emeritus or its designee, and such provider number and bank accounts shall be included in the definitions of Acquired Assets and Acquired Provider Numbers.  The provisions of Section 5(b)(vi), below, shall apply thereafter.

(vi)  Medicare Billing and Account Sweep.  The Parties acknowledge that certain filings are required to accomplish the assignment of the Acquired Provider Numbers to the Emeritus’ Subsidiaries and all Parties shall cooperate to complete the necessary filings.  To the extent not prohibited by the relevant authorities, the Weston Parties, and/or their Subsidiaries, as applicable, shall continue billing for services provided by the Emeritus’ Subsidiaries under the Acquired Provider Numbers, with payment to continue being deposited to the deposit account(s) associated with each of the Acquired Provider Numbers.  The Weston Parties agree to keep such accounts in existence and in good standing, free and clear of all Liens.  The Parties shall cause a nightly sweep of the relevant deposit accounts such that the balance is transferred, nightly, to another account owned and controlled by Emeritus or its Subsidiary.  Upon approval of the transfer of each Acquired Provider Number, and issuance of the relevant tie-in notice all funds the associated deposit accounts shall be transferred to Emeritus or its Subsidiary and the account sweep shall continue until no more funds are deposited into that account.

(vii)  Interim Management.     In the event that Emeritus determines that assignment of the Acquired Provider Numbers to the Company's Subsidiaries has not received the approval or acquiescence of all government agencies as is necessary to assure full and continuous government reimbursement for goods and services rendered by any of the Company's Subsidiaries from and after Closing, then the Weston Parties agree to perform such billing and management services for each such Company Subsidiary, using the appropriate Weston Party's National Provider Identifier ("NPI") number and Medicare Provider number, as is necessary to assure continuity of full government reimbursement for each such Company Subsidiary, pursuant to an Interim Management Agreement in substantially the same form as Exhibit J to this Agreement.

(viii)  855R Application.  Weston Group shall prepare and submit all required 855R Applications required by the transactions contemplated by this Agreement.

§6.  Conditions to Obligation to Close.

(a)  Conditions to Emeritus’ Obligation.  The obligation of Emeritus to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)  the representations and warranties set forth in §3 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term ‘‘material,’’ or contain terms such as ‘‘Material Adverse Effect’’ or ‘‘Material Adverse Change,’’ in which case such representations and warranties (as so written, including the term ‘‘material’’ or ‘‘Material’’) shall be true and correct in all respects at and as of the Closing Date;

(ii)  the Weston Parties shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term ‘‘material,’’ or contain terms such as ‘‘Material Adverse Effect’’ or ‘‘Material Adverse Change,’’ in which case Sellers shall have performed and complied with all of such covenants (as so written, including the term ‘‘material’’ or ‘‘Material’’) in all respects through the Closing;

(iii)  the Weston Parties shall have procured all of the third-party consents specified in §5(a)(ii);

(iv)  no action, suit, or proceeding shall be pending before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or non-U.S. jurisdiction or before (or that could come before) any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) adversely affect the right of Emeritus or its Subsidiaries to own the Acquired Assets, and to operate the former business of the Weston Parties and their Subsidiaries, and control the Acquired Subsidiaries, or (D) materially and adversely affect the right of any of the Acquired Subsidiaries to own its assets and to operate its business (an no such injunction, judgment, order, decree, ruling or charge shall be in effect);

(v)  the Weston Parties shall have delivered to Emeritus a certificate to the effect that each of the conditions specified above in §6(a)(i)–(iv) is satisfied in all respects;

(vi)  the relevant parties shall have entered into the following and the same shall be in full force and effect;

(A)  Employment Agreement in form and substance as set forth in Exhibit F;

(B)  Operating Agreement of Mobility Rehabilitation Products LLC in form and substance as set forth in Exhibit G;

(C)  Disclaimer of Interest in form and substance as set forth in Exhibit H;

(D)  Right of First Refusal related to Emmaus Village, Village at Northampton and Village at Sullivan Trail, in form and substance as set forth in Exhibit I;

(E)  The following Management Agreements in substantially the form  of Exhibit J;

(I)  between Weston Rehabilitation Florida LLC and Weston Group;

(II)  between Weston Rehabilitation Florida LLC and Weston Group of Florida, Inc.;

(III) between Weston Rehabilitation Florida LLC and Weston Group of Florida I, Inc.;

                      (IV)  between Weston Rehabilitation Arizona LLC and Weston Group;

(V) between Weston Rehabilitation Georgia LLC and Weston Group;

(VI) between Weston Rehabilitation Indiana LLC and Weston Group;

(VII) between Weston Rehabilitation Kentucky LLC and Weston Group;

(VIII) between Weston Rehabilitation Michigan LLC and Weston Group;

(IX) between Weston Rehabilitation New Jersey LLC and Weston Group;

(X) between Weston Rehabilitation Texas LLC and Weston Group;

(XI) between Weston Rehabilitation Washington LLC Weston Group.

(vii)  Emeritus shall have received from counsel to the Weston Parties an opinion in form and substance as set forth in Exhibit K attached hereto, addressed to Emeritus, and dated as of the Closing Date;

(viii)  all actions to be taken by the Weston Parties in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Emeritus;

(ix)  Emeritus shall have received the resignations, effective as of the Closing, of each manager, director and officer of the Acquired Subsidiaries;

(x)  Amendment to Office Lease in the form set forth in Exhibit L;

(xi)  amend the IMAPR License Agreement to allow for termination without cause on thirty days written notice.

(xii) the Weston Parties shall have obtained and delivered to Emeritus a written consent for the assignment of each of the Leases (the ‘‘Lease Consents’’), in form and substance satisfactory to Emeritus;

(xiii)  no damage or destruction or other change has occurred with respect to any of the Real Property or any portion thereof that, individually or in the aggregate, would materially impair the use or occupancy of the Real Property or the operation of the business of the Weston Parties or their Subsidiaries; and

(xiv)  the Weston Parties shall have delivered to Emeritus copies of the certificate of good standing of each of the Weston Parties and their Subsidiaries issued on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of each such Person’s organization.

Emeritus may waive any condition specified in this §6(a) if it executes a writing so stating at or prior to the Closing.

(b)  Conditions to Weston Group’s Obligation.  The obligation of Weston Group to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)  the representations and warranties set forth in §4 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term ‘‘material,’’ or contain terms such as ‘‘Material Adverse Effect’’ or ‘‘Material Adverse Change,’’ in which case such representations and warranties (as so written, including the term ‘‘material’’ or ‘‘Material’’) shall be true and correct in all respects at and as of the Closing Date;

(ii)  Emeritus shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term ‘‘material,’’ or contain terms such as ‘‘Material Adverse Effect’’ or ‘‘Material Adverse Change,’’ in which case Emeritus shall have performed and complied with all of such covenants (as so written, including the term ‘‘material’’ or ‘‘Material’’) in all respects through the Closing;

(iii)  no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or non-U.S. jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv)  Emeritus shall have delivered to Weston Group a certificate to the effect that each of the conditions specified above in §6(b)(i)–(iii) is satisfied in all respects;

(vi)  the relevant Parties shall have entered into the Employment Agreement in form and substance as set forth in Exhibit F and the same shall be in full force and effect;

(vii)  all actions to be taken by Emeritus in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Weston Group.

Weston Group may waive any condition specified in this §6(b) if it executes a writing so stating at or prior to the Closing.

§7      Remedies for Breaches of This Agreement.

(a)  Survival of Representations and Warranties.  All of the representations and warranties of Weston Group and Randall Weston contained in §3(g)-(j) and §3(l)-(ff) of this Agreement shall survive the Closing (even if Emeritus knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of 2 years thereafter; provided, however, that the representations and warranties contained in §3(z) of this Agreement shall survive the Closing (even if Emeritus knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of 5 years thereafter.  All of the other representations and warranties of Emeritus, Weston Group, and Randall Weston contained in this Agreement (including the representations and warranties of Weston Group and Randall Weston contained in §3(a)-(f) and §3(k)) shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect until 30 days following the expiration of the applicable statutes of limitations (including any extension thereto).

(b)  Indemnification Provisions for Emeritus’ Benefit.

(i)  In the event any of the Weston Parties breaches any of their representations, warranties, and covenants contained in this Agreement, and provided that Emeritus makes a written claim for indemnification against Randall Weston or Weston Group pursuant to §9(g) below within the survival period (if there is an applicable survival period pursuant to §7(a)), then Weston Group and Randall Weston shall be obligated jointly and severally to indemnify Emeritus from and against the entirety of any Adverse Consequences Emeritus may suffer (including any Adverse Consequences Emeritus may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach); provided, however, (A) that Randall Weston and Weston Group shall not have any obligation to indemnify Emeritus from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any representation or warranty of Randall Weston or Weston Group contained in §3(g)-(j), §3(l)-(y), and §3(aa)-(kk) until Emeritus has suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $100,000 aggregate deductible (after which point Randall Weston and Weston Group will be obligated only to indemnity Emeritus from and against further such Adverse Consequences)

and (B) there will be an aggregate ceiling on the obligation of Randall Weston and Weston Group to indemnify Emeritus from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any representation or warranty of Randall Weston or Weston Group contained in §3(g)-(j), §3(l)-(y), and §3(aa)-(ff) in an amount equal to the Purchase Price.

(ii)  Randall Weston and the Weston Group shall be obligated jointly and severally to indemnify Emeritus from and against the entirety of any Adverse Consequences Emeritus may suffer resulting from, arising out of, relating to, in the nature of, or caused by any liability of the Weston Parties, their Affiliates or Subsidiaries that is not an Assumed Liability (including any liability of the Weston Parties, their Affiliates or Subsidiaries that becomes a liability of Emeritus or its Subsidiaries under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law).

(iii)  Randall Weston and the Weston Group shall indemnify Emeritus from and against the entirety of any Adverse Consequences Emeritus may suffer resulting from, arising out of, relating to, in the nature of, or caused by any liability of the Acquired Subsidiaries existing as of the Closing Date or arising after the Closing Date out of occurrences before or on the Closing Date.

(iv)  Randall Weston and the Weston Group shall indemnify Emeritus from and against any Adverse Consequences Emeritus may suffer resulting from, arising out of, relating to, in the nature of, or caused by any failure or inability of Emeritus or its assigns from performing the sweep of all reimbursements received as provided in Section 5(b)(vi), above and obtaining reimbursement for services provided.

(c)  Indemnification Provisions for Randall Weston’ Benefit.  In the event Emeritus breaches any of its representations, warranties, and covenants contained in this Agreement, and, provided that Randall Weston makes a written claim for indemnification against Emeritus pursuant to §9(g) below within the survival period (if there is an applicable survival period pursuant to §7(a) above), then Emeritus shall indemnify Randall Weston from and against the entirety of any Adverse Consequences suffered (including any Adverse Consequences suffered after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

(d)  Matters Involving Third Parties.

(i)  If any third party notifies any Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this §7, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby actually and materially prejudiced.

(ii)  Any Indemnifying Party shall have the right to assume the defense of the Third-Party Claim with counsel of his, her, or its choice reasonably satisfactory to the Indemnified Party at any time within 15 days after the Indemnified Party has given notice of the Third-Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third-Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim.

(iii)  So long as the Indemnifying Party has assumed and is conducting the defense of the Third-Party Claim in accordance with §7(d)(ii) above, (A) the Indemnifying Party shall not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages by one or more of the Indemnifying Parties and does not impose an injunction or other equitable relief upon the Indemnified Party and (B) the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).

(iv)  In the event none of the Indemnifying Parties assumes and conducts the defense of the Third-Party Claim in accordance with §7(d)(ii) above, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner he, she, or it may reasonably deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith) and (B) the Indemnifying Parties shall remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this §7.

(e)  Determination of Adverse Consequences.  The Parties shall make appropriate adjustments for insurance coverage and take into account the time cost of money in determining Adverse Consequences for purposes of this §7.  Indemnification payments under this §7 shall be paid by the Indemnifying Party without reduction for any Tax Benefits available to the Indemnified Party.  However, to the extent that the Indemnified Party recognizes Tax Benefits as a result of any Adverse Consequences, the Indemnified Party shall pay the amount of such Tax Benefits (but not in excess of the indemnification payment or payments actually received from the Indemnifying Party with respect to such Adverse Consequences) to the Indemnifying Party as such Tax Benefits are actually recognized by the Indemnified Party.  For this purpose, the Indemnified Party shall be deemed to recognize a tax benefit (“Tax Benefit”) with respect to a taxable year if, and to the extent that, the Indemnified Party’s cumulative liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to the Adverse Consequences and the receipt of indemnification payments under this §7 from all taxable years, exceeds the Indemnified Party’s actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the Adverse Consequences and the receipt of indemnification payment under this §7 for all taxable years (to the extent permitted by relevant Tax law and treating such Tax items as the last items taken into account for any taxable year).  All indemnification payments under this §7 shall be deemed adjustments to the Purchase Price.

(f)  Recoupment Against The Note.  Emeritus shall have the option of recouping all or any part of any Adverse Consequences it may suffer (in lieu of seeking any indemnification to which it is entitled under this §7) by notifying Weston Group or Randall Weston that Emeritus is reducing the principal amount outstanding under the Note.  This reduction in the principal amount under the Note shall affect the timing and amount of payments required under the Note in the same manner as if Emeritus had made a permitted prepayment (without premium or penalty) thereunder.

§8.  Termination.

(a)  Termination of Agreement.  Certain of the Parties may terminate this Agreement as provided below:

(i)  Emeritus and Weston Group may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii)  Emeritus may terminate this Agreement by giving notice to Randall Weston at any time prior to Closing if Emeritus is not reasonably satisfied with the results of its continuing business, legal, environmental and accounting due diligence regarding the Weston Parties and their Subsidiaries; and

(iii) Emeritus may terminate this Agreement by giving written notice to Weston Group at any time prior to the Closing (A) in the event Weston Group has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Emeritus has notified Weston Group of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before March 31, 2010, by reason of the failure of any condition precedent under §6(a) hereof (unless the failure results primarily from Emeritus itself breaching any representation, warranty, or covenant contained in this Agreement).

(iv)           Weston Group may terminate this Agreement by giving written notice to Emeritus at any time prior to the Closing (A) in the event Emeritus has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Weston Group has notified Emeritus of the breach, and the breach has continued without cure for a period of 30 days]after the notice of breach or (B) if the Closing shall not have occurred on or before March 31, 2010, by reason of the failure of any condition precedent under §6(b) hereof (unless the failure results primarily from Weston Group itself breaching any representation, warranty, or covenant contained in this Agreement).

(b)  Effect of Termination.  If any Party terminates this Agreement pursuant to §8(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

§9.  Miscellaneous.

(a) Press Releases and Public Announcements.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

(b)  No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c)  Entire Agreement.  This Agreement and the documents referred to herein constitute the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(d)  Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Emeritus may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Emeritus nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(e)  Counterparts.  This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(f)  Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)  Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) 1 business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) 1 business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) 4 business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to the Weston Parties: Randall Weston 2222 Sullivan Trail Easton, PA 18040 Phone: 610-438-2020 x11 FAX: 610-438-2024

If to Emeritus:	Copy to:

Emeritus Corporation 3131 Elliott Avenue, Suite 500 Seattle WA 98121 Attn: Eric Mendelsohn Phone: 206-301-4493 FAX: 206-357-7388	Riddell Williams P.S. 1001 Fourth Avenue, Suite 4500 Seattle, WA 98154 Attn: Pamela Grinter, Esq. Phone: 206-624-3600 Fax: 206-389-1708

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(h)  Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Washington without giving effect to any choice or conflict of law provision or rule (whether of the State of Washington or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Washington.

(i) Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties.  No waiver by any Party of any provision of the Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j) Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k)  Expenses.  Each of Emeritus, and the Weston Parties will bear his, her, or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne by Randall Weston.

(l) Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or non-U.S. statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word including shall mean including without limitation.

(m) Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(n)  Tax Matters.  Any agreement between Weston Group and any of its Affiliates regarding allocation or payment of Taxes or amounts in lieu of Taxes shall be deemed terminated at and as of the Closing.  Emeritus and Weston Group agree to utilize, or cause their respective Affiliates to utilize, the standard procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting.

(o) Bulk Transfer Laws.  Emeritus acknowledges that Weston Group will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

(p)  Employee Benefits Matters.  Emeritus will cause the Company to adopt and assume at and as of the Closing each of the Employee Benefit Plans that Weston Group maintains and each trust, insurance contract, annuity contract, or other funding arrangement that Weston Group has established with respect thereto.  Weston Group will transfer (or cause the plan administrators to transfer) at and as of the Closing all of the corresponding assets associated with the Employee Benefit Plans that the Company is adopting and assuming.  With respect to each multiemployer Plan, the parties shall take all actions necessary to comply with the requirements of ERISA §4204.  Nothing contained herein, express or implied, shall be construed to (i) limit in any way the Company’s ability to amend or terminate any benefit plan, policy or arrangement, (ii) constitute an amendment to any benefit plan, policy or arrangement, or (iii) create any third party beneficiaries.  The covenants in this §9(p) shall expire on the date which is 1 year after the Closing Date.

[Signatures on next page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

Emeritus Corporation By /s/ Granger Cobb Its President
Weston Group, Inc. By /s/ Randall Weston Its President

Randall Weston: /s/ Randall Weston Randall Weston

Exhibits:

A:  Note
B:  Assignment
C:  Assumption
D:  Allocation of Purchase Price
E:  Financial Statements
F:  Employment Agreement
G:  Amended and Restated Operating Agreement of Mobility Rehabilitation Products LLC
H:  Disclaimer
I:    Right of First Refusal
J:  Form of Management Agreement
K:  Form of Opinion
L:   Amended and Restated Office Lease